N / E / W / S R / E / L / E / A / S / E

February 10, 2017

FOR IMMEDIATE RELEASE
For more information, contact:
David L. Ortega, First Vice President/Director of Investor Relations
765-378-8937
http://www.firstmerchants.com/

SOURCE: First Merchants Corporation, Muncie, Indiana

FIRST MERCHANTS CORPORATION ELECTS MICHAEL J. FISHER TO ITS BOARD OF DIRECTORS

First Merchants Corporation, a $7.2 billion dollar financial holding company, has elected Michael J. (Jud) Fisher to the Boards of Directors for First Merchants Corporation and First Merchants Bank. Mr. Fisher is the President and COO of the Ball Brothers Foundation located in Muncie, Indiana.

Charles E. Schalliol, Chairman of the Board, commented, “The entire Board of Directors is excited to be adding a Director with Jud Fisher’s breadth of experience and his work in philanthropy to our already strong board. I believe our shareholders and customers will be very enthusiastic about Jud joining us.”

Mr. Fisher stated, “I am enthused about the company and know the people I’ll be working with well. I look forward to bringing my experience to help an Indiana-based community bank make a difference.”

In making the announcement, Michael C. Rechin, President and Chief Executive Officer stated, “First Merchants is truly fortunate to welcome a leader of Jud’s stature to our organization as a new Director. Jud’s financial expertise, philanthropy experience, knowledge of the Muncie marketplace and his work with community organizations throughout central Indiana, along with his leadership qualities will provide us with excellent guidance as First Merchants grows as the premier community bank.”

Mr. Fisher also serves on the Delaware Advancement Corporation Board of Directors, the Indiana University Health Ball Memorial Hospital Board of Directors, the Indiana Commission for Higher Education, the Methodist Health Foundation Board of Directors, and the Edmund F. and Virginia B. Ball Foundation Board of Directors.

First Merchants Corporation is a financial holding company headquartered in Muncie, Indiana. The Corporation is comprised of First Merchants Bank, which also operates as Lafayette Bank & Trust, and First Merchants Private Wealth Advisors which operates as a division of First Merchants Bank.

First Merchants Corporation’s common stock is traded on the NASDAQ Global Select Market System under the symbol FRME. Quotations are carried in daily newspapers and can be found on the company’s Internet web page (http://www.firstmerchants.com).

FIRST MERCHANTS and the Shield Logo are federally registered trademarks of First Merchants Corporation.